SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[X]      Defintive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12



                               IES INDUSTRIES INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

 -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per  Exchange  Act Rules  0-11(c)(1)(ii),  14a-6(i)(1),
    14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)      Title of each class of securities to which transaction applies:
- --------------------------------------------------------------------------------
(2)      Aggregate number of securities to which transaction applies:
- --------------------------------------------------------------------------------
(3)      Per  unit  price  or other  underlying  value  of  transaction computed  pursuant  to  Exchange  Act Rule 0-11 (Set forth the amount on which the filing fee is calculated  and state how it was determined):
- --------------------------------------------------------------------------------
(4)      Proposed maximum aggregate value of transaction:
- --------------------------------------------------------------------------------
(5)      Total fee paid:
- --------------------------------------------------------------------------------


[ ]      Fee paid previously with preliminary materials.
[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:

         $500,063
- --------------------------------------------------------------------------------

(2)      Form, Schedule or Registration Statement No.:

         PRELIMINARY PROXY MATERIALS of WPL HOLDINGS, INC., IES INDUSTRIES INC. and INTERSTATE POWER COMPANY, JOINT PROXY STATEMENT of WPL HOLDINGS, INC., IES INDUSTRIES INC. and INTERSTATE POWER COMPANY AND PROSPECTUS of WPL HOLDINGS, INC. and INTERSTATE POWER COMPANY, ON FORM S-4 FILE NO. 333-07931, and SUPPLEMENT TO JOINT PROXY STATEMENT and PROSPECTUS SUPPLEMENT, ON FORM S-4 amended by FORM S-4/A FILE NO. 333-10401
- --------------------------------------------------------------------------------

(3)      Filing Party:

         IES INDUSTRIES INC, WPL HOLDINGS, INC and INTERSTATE POWER COMPANY
- --------------------------------------------------------------------------------

(4)      Date Filed:
         JANUARY 18, 1996,  JULY 11,  1996,  AUGUST 19, 1996 and AUGUST
         22, 1996
- --------------------------------------------------------------------------------

[MATERIALS SENT TO BRANCH MANAGERS AND REGISTERED REPRESENTATIVES]


August 22, 1996


Dear Branch Manager/Registered Representative:

In November 1995, IES Industries Inc. (IES), WPL Holdings, Inc. (WPLH) and Interstate Power Co. (IPC) announced a merger to create a new regional powerhouse, Interstate Energy Corporation. We believe the merger is in the best interest of our shareholders, customers, employees and the Iowa communities we have served for more than 100 years. Our shareholders are scheduled to vote on this three-way strategic alliance during our annual meeting Thursday, September 5, in Cedar Rapids.

To help keep you informed about our strategic combination to form Interstate Energy, we will hold meetings for registered representatives on Tuesday, August
27. Senior executives from IES, WPLH and IPC will be on hand to discuss the benefits of our proposed merger and answer your questions about the three-way strategic alliance.

The meetings will be held in the following locations at the times indicated on the enclosed flier. We will be calling you soon to see if you will be attending one of these meetings.

The merger agreement to form Interstate Energy offers substantial benefit for holders of IES common stock. Under revised terms of the proposal, IES shareholders will receive 1.14 shares of the new company for each IES share currently held. In addition, it is anticipated that holders of IES common stock will receive an initial annual cash dividend from IES valued at $2.25 for each IES share now held.

We strongly believe it is in your clients' best interests to vote in favor of the three-way strategic alliance. Every vote is important to help us create a new regional energy company that will succeed in the competitive marketplace. Clients who hold stock in "street name" must return their proxy cards directly to your proxy department or its agent in order for their shares to be voted.

If you have any questions or would like more information about our strategic three-way alliance, please call us at (319) 398-4475. Thank you.

Sincerely,


Dennis B. Vass
Treasurer and Principal Financial Officer

- --------------------------------------------------------------------------------





                                 YOU'RE INVITED

                IES Industries, WPL Holdings and Interstate Power
             invite you to attend a meeting to learn more about the
                          strategic three-way alliance
                     to create Interstate Energy Corporation



- --------------------------------------------------------------------------------





                 All meetings will be held on Tuesday, August 27

                                  Cedar Rapids
                                 7:30-9:00 a.m.
                              Wyndham Five Seasons
                                      Hotel
                                    Regency I
                               350 First Avenue NE

                                     Dubuque
                                 7:30-9:00 a.m.
                                Holiday Inn Five
                                      Flags
                                  Benbolt Room
                                 450 Main Street

                                   Des Moines
                                 4:00-5:30 p.m.
                               Des Moines Marriott
                                      Hotel
                                Cedar Rapids Room
                                700 Grand Avenue

                                   Sioux City
                                 4:00-5:30 p.m.
                                Hilton Sioux City
                                707 Fourth Street

                                    Davenport
                                 7:30-9:00 a.m.
                               Radisson Quad City
                                   Plaza Hotel
                                   Moline Room
                             111 East Second Street

                                    Waterloo
                                 4:00-5:30 p.m.
                             Holiday Inn Convention
                                     Center
                                Conference Room B
                             205 West Fourth Street




- --------------------------------------------------------------------------------





Please RSVP to IES Industries Inc by fax at (319) 398-4483 or by phone at (319) 398-4413.



For more information or answers to your questions, please contact Larry Duncan at (319) 398-8151 or Joel Schmidt at (319) 398-4149.

- --------------------------------------------------------------------------------





                                 YOU'RE INVITED

                IES Industries, WPL Holdings and Interstate Power
             invite you to attend a meeting to learn more about the
                          strategic three-way alliance
                     to create Interstate Energy Corporation




- --------------------------------------------------------------------------------





                 All meetings will be held on Tuesday, August 27

                                  Cedar Rapids
                                 7:30-9:00 a.m.
                              Wyndham Five Seasons
                                      Hotel
                                    Regency I
                               350 First Avenue NE

                              Lee Liu, IES Chairman
                           Erroll Davis, WPLH Chairman
                             Mike Chase, IPC Exec VP
                            Denny Vass, IES Treasurer


                                     Dubuque
                                 7:30-9:00 a.m.
                                Holiday Inn Five
                                      Flags
                                  Ben Bolt Room
                                 450 Main Street

                          Larry Root, IES Exec VP (Ret)
                         Wayne Stoppelmoor, IPC Chairman
                             Nino Amato, WPLH Sr. VP
                           Ed Gleason, WPLH Secretary

                                   Des Moines
                                 4:00-5:30 p.m.
                               Des Moines Marriott
                                      Hotel
                                Cedar Rapids Room
                                700 Grand Avenue

                              Lee Liu, IES Chairman
                           Erroll Davis, WPLH Chairman
                             Mike Chase, IPC Exec VP
                            Denny Vass, IES Treasurer


                                   Sioux City
                                 4:00-5:30 p.m.
                                Hilton Sioux City
                                 Cambridge Room
                                707 Fourth Street

                            Jim Hoffman, IES Exec VP
                           Eliot Protsch, WPLH Sr. VP
                           Joe McGowan, IPC Sec/Treas
                          John Ebright, IES Controller
                         Joel Schmidt, IES Mgr, Finance

                                    Davenport
                                 7:30-9:00 a.m.
                               Radisson Quad City
                                   Plaza Hotel
                                   Moline Room
                             111 East Second Street

                            Jim Hoffman, IES Exec VP
                           Eliot Protsch, WPLH Sr. VP
                           Joe McGowan, IPC Sec/Treas
                          John Ebright, IES Controller
                         Joel Schmidt, IES Mgr, Finance

                                    Waterloo
                                 4:00-5:30 p.m.
                             Holiday Inn Convention
                                     Center
                                Conference Room B
                             205 West Fourth Street

                          Larry Root, IES Exec VP (Ret)
                         Wayne Stoppelmoor, IPC Chairman
                             Nino Amato, WPLH Sr. VP
                           Ed Gleason, WPLH Secretary




- --------------------------------------------------------------------------------




Please RSVP to IES Industries Inc. by fax at (319) 398-4483 or by phone to (319) 398-4413.

- --------------------------------------------------------------------------------

[MATERIALS SENT TO IES EMPLOYEES]


August 22, 1996

Dear Fellow Employees:

We have embarked on a new battle.

For months now we've been promoting our company's commitment to customers and the communities we serve. "We Put Our Pride On The Line. Every Day" has been the rallying cry in advertisements and other promotional materials. IES Industries has a long heritage of supporting Iowa. I am proud of that commitment and I know many of you are as well. As we work to complete our merger with WPL Holdings and Interstate Lower Co., we will emphasize our history of success and our pledge to continue to expand on our Iowa roots.

The enclosed flier provides additional information about the IES Board of Directors' decision last week. Feel free to share the information with your neighbors, friends, family, customers, shareholders and communities. If you'd like additional copies to distribute, please contact Corporate Communications at 319-398-4350.

We are dedicated to completing the strategic three-way alliance, which we believe is in the best interest of IES shareholders, employees, customers and the communities we have served for more than 100 years. The proxy fight currently underway will make things a little more turbulent before Interstate Energy becomes a reality. Nevertheless, we will move quickly to capture the strategic value that will accrue from the IES/WPLH/IPC combination.

On behalf of all of our senior executives, let me thank you for your continued enthusiasm, extraordinary effort and support during these times. I encourage you to continue to work safely and stay focused on our primary task: providing exceptional service to our customers. Thanks again.

Very truly yours,


Lee Liu
Chairman of the Board,
President & Chief Executive Officer

                   The MidAmerican Deal: Less Than Advertised



How Will MidAmerican   MidAmerican's Bid      MidAmerican Hasn't
Pay For Almost Half-   Could Hurt Its Own     Kept Its Word.
A-Billion Dollars of   Shareholders.
Debt It May Take On?



MidAmerican's          MidAmerican's          In its last merger,
preliminary proxy      preliminary proxy      MidAmerican said it
statement indicates    statement fails to     would reduce
it intends to pay      talk about the         employment by 250
for this takeover      impact on earnings     positions.  In fact
the same way the       per share for its      they shed 850
corporate raiders of   shareholders under     positions in Iowa.
the 1980's did--       the hostile takeover   MidAmerican's
through asset sales    plan.  Even if one     dividend is less
and layoffs of         assumes MidAmerican    than it was 5 years
Iowans.  How else?     can achieve the        ago.  They promised
Increased rates for    synergies it claims--  that a previous
customers?  What is    and we don't--we       merger would lead to
MidAmerican's plan     think the deal would   higher dividends but
for how much Iowans    dilute MidAmerican's   they ended up
will pay for energy    earnings per share     cutting it instead.
supplied by a          in the first year      What does this say
combined MidAmerican   and beyond.            about their promises
and IES?                                      to IES shareholders
                                              and Iowa today?



Take a closer look: MidAmerican's deal is an inferior deal for IES shareholders, MidAmerican shareholders and Iowans.

The IES Industries        What Can You Do?              The
Board of Directors
carefully analyzed        As an IES Industries       MidAmerican
MidAmerican's             employee, you can
hostile takeover          cast your vote in
proposal and found a      favor of the three-          Deal:
whole lot less than       way strategic
advertised.               alliance to form
                          Interstate Energy.          Less Than
                          Talk with your
                          neighbors, friends,
                          family, customers           Advertised
                          and business
                          associates and
The Truth is,             encourage them to            ________
MidAmerican's Bid         support the merger
Isn't What it             among IES, WPL
Claims.                   Holdings and
                          Interstate Power Co.
                          Every YES vote
                          counts in creating
                          our vision for
                          Interstate Energy
                          Corporation.



When you consider         IES Industries             Shareholders of IES
recent trading                                       Idustries have an
prices of                 We Put Our Pride On        opportunity to vote
MidAmerican stock,        The Line.  Every           to create a new
the fact that most        Day.                       regional powerhouse,
IES shareholders who                                 Interstate Energy
take the cash option                                 Corporation.  The
would incur a tax                                    YES vote is in the
liability and the                                    best interest of IES
fact that even with                                  shareholders,
the most rapid                                       employees and
regulatory approval                                  customers and the
process, the                                         State of Iowa.
MidAmerican
transaction could
take substantially
longer to complete
than ours, the value
of MidAmerican's
proposal is
considerably less
than MidAmerican
represents.

                     QUESTIONS AND ANSWERS FOR IES EMPLOYEES

                            ------------------------



Q.       What's the news?


         On August 16, 1996, IES Industries, WPL Holdings and Interstate Power Co. announced revised terms of their merger agreement to form a regional powerhouse, Interstate Energy Corp.

         At the same time, the IES Board of Directors also rejected the hostile takeover proposal from MidAmerican Energy Co. of Des Moines, concluding that the three-way strategic merger with WPL Holdings and Interstate Power Co. is still in the best interests of IES shareholders. The Board also viewed with concern the impact of the proposed MidAmerican transaction on customers, employees and the communities IES has served for more than 100 years.


Q:       How is the stock-exchange ratio being changed?

         Under the terms of the revised agreement, each share of IES common stock would be converted to 1.14 shares of Interstate Energy common stock. Based on the closing price of WPLH common stock on August 15, 1996, each share of IES common stock is valued at $36.20 per share, under the new terms. In addition, based on WPLH's current dividend rate, it is anticipated that, under the new terms, IES shareholders will receive an initial cash dividend of at least $2.25 for each share of IES common stock now held.


Q:       Who does the new stock-exchange ratio apply to?

         The new exchange ratio only applies to IES shareholders. Shareholders of Interstate Power Co. will still receive 1.11 shares of Interstate Energy Corp. common stock for each share of Interstate Power stock, while WPL Holdings shares will remain outstanding as an identical number of Interstate Energy Corp. shares.


Q:       What is the value of the new exchange ratio to IES shareholders?

         The new exchange ratio translates into a value of approximately $36.20 per IES share, based on the August 15 WPL Holdings closing price of $31.75. The value to IES shareholders is affected by the WPL Holdings stock price because the merger agreement calls for WPL Holdings shares to be issued in the merger. WPL Holdings will be renamed as Interstate Energy Corporation at the time of the merger.


Q:       Why was the stock-exchange ratio changed? Why wasn't the exchange ratio changed earlier?

         The ratio was primarily changed in response to the hostile takeover proposal by MidAmerican Energy Co. It represents the three-way merger partners' commitment to IES's shareholders and to the value and strength of the strategic three-way merger.


Q:       What the IES Board of Directors consider when making its decision?

         The IES Board looked at a large number of issues when making its evaluation. Those issues included:

o how the proposal would financed, especially since it promises a purchase premium, dividend increase and revenue reduction;
o the effect on debt levels of the company, given the amount that MidAmerican would have to borrow to consummate the purchase;
o the effect on future dividends, given the history of MidAmerican dividend reductions;
o        the  proposal's  effect  on  customer  rates;
o the future business prospects for a company largely confined to one state jurisdiction;
o        the long-term  performance outlook for the stock;
o the plans to divest substantial diversified businesses to help pay for the purchase; and
o        the impact on employment levels in Iowa.


Q:       Does it make sense for us to fight a hostile takeover attempt from
MidAmerican?

         We feel  that the  benefits  of the  strategic  three-way  alliance  so
dramatically   outweigh  the   MidAmerican   proposal   that  we  have  a  clear
responsibility to communicate those benefits to shareholders.


Q:       What if shareholders reject the IES/WPH/IPC merger?  what will IES do next?

         First, we are going to work very hard to be sure shareholders understand the long-term benefits of the strategic three-way alliance so they support it. In the event that shareholders reject the three-way merger, however, the IES Board of Directors will continue to evaluate all available strategic alternatives.

Q:       If I am an employee  and  shareholder,  how does the company  suggest I vote my proxy?

         The IES Board of Directors has recommended that shareholders approve the proposed strategic three-way alliance with WPL Holdings and Interstate Power Co. After conducting its extensive analysis, the Board felt that the strategic three-way alliance would provide better long-term value for shareholders.


Q:       When I receive a proxy, what is the process for sending in my vote?

         IES shareholders will receive a total of three proxy cards. The first card (white, blue or green) from IES was sent with the proxy in late July. The second card (blue) from MidAmerican was sent in mid-August. The third card from IES will be sent in late August.

         Only the last proxy card received counts as a vote. If you return all three cards, the vote reflected on the last card received will be counted and the other two will not be. If you have voted with the first card, and you do not send any other cards, that vote still counts. It is important that you return your proxy card if you support the strategic three-way alliance. Not returning a card in favor of the three-way merger counts the same as a "no" vote.

         Please remember to sign and date your proxy card.

         It is important to note that shareholders can vote their shares during the shareholder meeting.


Q:       What should we be telling our customers about all of this?

         We have tried to communicate with customers that our focus continues to be on their needs at this time. There are a number of changes underway, but our focus simply must be providing customers with safe and reliable energy service. Regardless of the outcome of the shareholder votes, we must continue to keep safety and customers' needs at the forefront.


Q:       Will  the  1996 IES  Industries  annual  meeting  still  take  place as scheduled on September 5?

         We currently anticipate that the 1996 IES Industries annual meeting will be held as scheduled on Thursday, Sept. 5, at the Collins Plaza Hotel and Convention Center in Cedar Rapids. All IES Industries shareholders will soon receive supplemental proxy materials reflecting the new stock-exchange ratio.


Q:       How can employees become more involved in fighting the hostile takeover attempt?

         The first step is sign, date and send in your proxy card so that your shares can be voted. In addition, IES will be sponsoring employee events to give employees the opportunity to voice their support for the strategic three-
way alliance. In addition, employees have been very helpful, providing their own, customers' and communities' comments and suggestions to Corporate Communications. That information helps us understand the prevailing attitude of our key groups. We welcome your continued comments and suggestions to help be sure we are doing the best possible job communicating the issues.


Q:       Who can employees call with further questions or comments?

         Employees can call the Interstate Energy Corp. Merger Hotline at 1-800-818-2041. Questions will be addressed in future communications.

[MATERIALS SENT TO IES SHAREHOLDERS]



                              IES INDUSTRIES, INC.


Dear Stockholder:

Please accept our thanks for sending in your WHITE Proxy Card.

To avoid the possibility of the validity of your WHITE Proxy Card being challenged or disqualified for the reason(s) indicated below, we are requesting that you sign, date and mail the enclosed new WHITE Proxy Card with the correction indicated below in the self-addressed envelope provided for your convenience. This WHITE Proxy Card will automatically revoke any previous WHITE Proxy Card when it is returned to us.

o Your previous WHITE Proxy was unsigned. (If signing as attorney, executor, administrator, personal representative of the estate, corporate officer, partner, trustee, custodian or guardian, please sign and give your full title as such.)

o Your previous WHITE Proxy was undated. (Please date, sign and return the new proxy in the enclosed envelope.)

o Your previous WHITE Proxy omitted your title or authority. (If signing as attorney, executor, administrator, personal representative of the estate, corporate officer, partner, trustee, custodian or guardian, please sign and give your full title as such.)

o Your previous WHITE Proxy, as signed, did not conform to the name shown on the Proxy. (Please date and sign this WHITE Proxy Card exactly as the registration appears on the revocation, including your full title if signing other than in an individual capacity.) If the registration is in the name of a custodian for the benefit of a minor, the custodian must sign and indicate their capacity. If you are a beneficiary 18 years or older, you may sign as long as you indicate your age.

o Your previous WHITE Proxy was not signed by all joint owners. (If shares are registered in the name of more than one person, each such person should sign the Proxy Card. If a joint tenant is deceased, please indicate that you are the surviving joint owner.)

o        Other------------------------------------------------------------------

         -----------------------------------------------------------------------

Since time is of the essence, we would greatly appreciate your signing, dating and mailing the enclosed WHITE Proxy Card as soon as possible. Please mail it in the envelope provided for your convenience. Once again, we greatly appreciate your support.


Sincerely,





IES INDUSTRIES, INC.